                                    Exhibit 8
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                             JOINT FILING AGREEMENT

            WHEREAS,  certain of the  undersigned  are  stockholders,  direct or beneficial, of Ultrak, Inc., a Delaware corporation ("Ultrak");

            WHEREAS,  Victoria & Eagle Strategic  Fund, a corporation  organized under the laws of the Cayman  Islands  ("VESF"),  Myriam  Hernandez  and Niklaus
Zenger wish to form a group (the  "Group")  with regard to their  investment  in
Ultrak.

            NOW,  IT IS AGREED,  this 16th day of  January,  2002 by the parties hereto:

            1. In accordance  with Rule  13d-1(k)(1)(iii)  under the  Securities
Exchange  Act of 1934,  as amended,  the persons  named below agree to the joint filing on behalf of each of them of  statements  on Schedule 13D with respect to the Common Stock of Ultrak.

            2. So long as this agreement is in effect,  each of the  undersigned shall provide written notice to Olshan  Grundman Frome  Rosenzweig & Wolosky LLP
("Olshan") of (i) any of their purchases or sales of the Common Stock of Ultrak;
or (ii) any shares over which they acquire or dispose of  beneficial  ownership.
Notice shall be given no later than 24 hours after each such transaction.

            3. The  relationship  of the  parties  hereto  shall be  limited  to carrying  on the  business  of the  Group in  accordance  with the terms of this
Agreement.  Such  relationship  shall be construed and deemed to be for the sole and limited  purpose of carrying on such business as described  herein.  Nothing herein  shall be  construed  to  authorize  any party to act as an agent for any other party,  or to create a joint venture or  partnership,  or to constitute an indemnification.  Nothing herein shall restrict any party's right to purchase or sell shares of Ultrak, as it deems appropriate, in its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

            4. This  Agreement  may be executed in  counterparts,  each of which shall be deemed an original and all of which,  taken together,  shall constitute but one and the same  instrument,  which may be  sufficiently  evidenced  by one counterpart.

            5. In the event of any dispute arising out of the provisions of this
Agreement,  the parties hereto consent and submit to the exclusive  jurisdiction of the Federal and State Courts in the State of New York.

            6. Any  party  hereto  may  terminate  his  obligations  under  this agreement at any time on 24 hours' written  notice to all other parties,  with a copy by fax to Robert H. Friedman at Olshan, Fax No. (212) 935-1787.

            8. Each party  acknowledges that Olshan shall act as counsel for the
Group, VESF and Mr. Zenger.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                        VICTORIA & EAGLE STRATEGIC
                                        FUND, CAYMAN ISLAND

                                        By: /s/ Fabio Conti
                                            -------------------------
                                            Name: Fabio Conti
                                            Title: Director

                                        /s/ Niklaus Zenger
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                                        Niklaus Zenger

                                        /s/ Myriam Hernandez
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                                        Myriam Hernandez